Exhibit (n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Income Company LLC:

We consent to use of our report dated July 11, 2018 with respect to the financial statement of Eagle Point Income Company LLC, as of June 30, 2018, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York
July 12, 2018

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.